Exhibit 10.2

Execution Version

TRANSITION SERVICES AGREEMENT

by and between

CUMMINS INC.

and

ATMUS FILTRATION TECHNOLOGIES INC.,

dated as of May 29, 2023

i

List of Exhibits

Exhibit A	Form of Invoice
Exhibit B	Form of Joinder Agreement

List of Schedules

Schedule 1.1(4)	Critical Filtration Services
Schedule 1.1(13)	Service Categories and Initial Service Category Cap
Schedule 2.1(a)-1	Cummins-Provided Services
Schedule 2.1(a)-2	Filtration-Provided Services
Schedule 2.1(b)	Pre-IPO Service Jurisdictions
Schedule 8.2(a)	Local Service Agreement Jurisdictions
Schedule 8.2(b)	Joinder Subsidiaries

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of May 29, 2023, is entered into by and between Cummins Inc. (“Cummins”), an Indiana corporation, and Atmus Filtration Technologies Inc., a Delaware corporation (“Filtration”). “Party” or “Parties” means Cummins or Filtration, individually or collectively, as the case may be. Capitalized terms not defined in the context of which such terms are first used in this Agreement shall have the meanings assigned to such terms in Section 1.1 or, if not assigned a meaning in Section 1.1, the meanings assigned to such terms in the Separation Agreement.

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Separation Agreement, dated as of May 29, 2023 (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, certain services are or are to continue to be provided by the Cummins Group to the Filtration Group and are to be or may be provided by the Filtration Group to the Cummins Group from and after the Effective Date upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1             Certain Defined Terms. The following capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth below:

(1)            “Acquisition of Filtration” means a transaction or a series of related transactions in which Filtration merges into, consolidates with, sells substantially all of its assets to or otherwise becomes an Affiliate of another Person (other than Cummins).

(2)            “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (or related or associated epidemics, pandemics or disease outbreaks) and any treatments, therapies or vaccines therefor.

(3)            “COVID-19 Measures” means any Law, guideline or recommendation by any Governmental Entity or industry group (including the World Health Organization) in connection with or in response to COVID-19, including with respect to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources, customer/vendor engagement, real property or leased real property management, safety or otherwise.

(4)            “Critical Filtration Services” means, collectively, the Services designated on Schedule 1.1(4).

(5)            “Cummins Provider” means Cummins or a Provider that is a member of the Cummins Group.

(6)            “Filtration Provider” means Filtration or a Provider that is a member of the Filtration Group.

(7)            “Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, accidents, storms, floods, other natural disasters, climate change, riots, fires, explosions, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), armed hostilities, other national or international calamities, acts of terrorism, cyberattacks, failure or interruption of networks or energy sources, epidemics, pandemics (including COVID-19 and any COVID-19 Measures), action or inaction by, or orders of, any Governmental Entity or changes in applicable Law (including COVID-19 Measures).

(8)            “Fraud” means actual common law fraud, and not constructive or imputed fraud, negligent misrepresentation or negligent omission, or any form of fraud premised on recklessness, negligence or similar theories, as determined by Delaware courts applying Delaware law.

(9)            “Initial Service Category Cap” shall have the meaning set forth on Schedule 1.1(13).

(10)          “Provider” means the Party or the member or members of such Party’s Group providing a Service or access to a Facility under this Agreement.

(11)          “Recipient” means the Party or the member or members of such Party’s Group to whom a Service or access to a Facility is being provided under this Agreement.

(12)          “Recipient Indemnitees” means, if the Recipient is a member of the Cummins Group, each of the Cummins Indemnitees, and if the Recipient is a member of the Filtration Group, each of the Filtration Indemnitees.

(13)          “Service Categories” means those “Cummins Service Categories” and “Filtration Service Categories” as applicable and set forth on Schedule 1.1(13).

(14)          “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(15)          “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(16)          “VAT” shall have the meaning set forth in the Tax Matters Agreement.

(17)          “Virus(es)” means any computer instructions (a) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) that without functional purpose, self-replicate without manual intervention; or (c) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

Article II
SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.1             Services.

(a)            Generally. Subject to the terms and conditions set forth in this Agreement, Cummins shall provide, or cause to be provided, to the Filtration Group all of the services described in Schedule 2.1(a)-1 (as such Schedule may be amended from time to time pursuant to Section 2.4, the “Cummins-Provided Services”). Subject to the terms and conditions set forth in this Agreement, Filtration shall provide, or cause to be provided, to the Cummins Group all of the services described in Schedule 2.1(a)-2 (as such Schedule may be amended from time to time pursuant to Section 2.4, the “Filtration-Provided Services”, and collectively with the Cummins-Provided Services and any Additional Services, the “Services”).

(b)            Pre-IPO Services. The Parties acknowledge and agree that (i) before the Effective Date, Cummins began providing, or caused the provision of, certain Cummins-Provided Services, and Filtration began providing, or caused the provision of, certain Filtration-Provided Services, following the consummation of transactions pursuant to the Internal Reorganization, including in the jurisdictions set forth on Schedule 2.1(b) (such Services, the “Pre-IPO Services”), and (ii) the provision of any Pre-IPO Services is subject to the terms and conditions of this Agreement, effective as of the commencement of such Pre-IPO Services, in each case consistent with the intent of the Parties (and their Affiliates) at the time the Services commenced.

(c)            Excluded Services. Notwithstanding anything to the contrary in this Agreement, any Schedule hereto, any Joinder Agreement, any Local Services Agreement, any other Ancillary Agreement or the Separation Agreement, the Parties acknowledge and agree that no Services shall be deemed to constitute, and no Provider shall be obligated to render, nor shall any Recipient be entitled to receive from any Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, accounting, employment or other business and financial matters, technical advice, information technology, the handling or addressing of environmental matters or any other matters. No Recipient shall rely on, or construe, any Service rendered by or on behalf of any Provider as such professional advice or opinions or technical advice, and no Provider shall have any Liability under this Agreement resulting from or otherwise relating to such reliance or construal.

Section 2.2             Access.

(a)            Facilities.

(i)            Generally. Subject to the terms and conditions set forth in this Agreement, Cummins shall provide, or cause to be provided, to the Filtration Group access to the facilities described in Schedule 2.1(a)-1 (the “Cummins-Provided Facilities”). Subject to the terms and conditions set forth in this Agreement, Filtration shall provide, or cause to be provided, to the Cummins Group access to the facilities described in Schedule 2.1(a)-2 (the “Filtration-Provided Facilities”, and collectively with the Cummins-Provided Facilities and any Additional Facilities, the “Facilities”). Access to any Facilities pursuant to this Section 2.2(a) shall be in the nature of a limited non-exclusive license deemed to be granted by the applicable Provider subject to the terms and conditions of this Agreement and shall not create a leasehold, tenancy or other estate or possessory rights in any Recipient with respect to any of the Facilities.

(ii)           Pre-IPO Facilities. The Parties acknowledge and agree that (i) before the Effective Date, Cummins began providing, or caused the provision of, access to the Cummins-Provided Facilities, and Filtration began providing, or caused the provision of, access to the Filtration-Provided Facilities, following the consummation of transactions pursuant to the Internal Reorganization, including in the jurisdictions set forth on Schedule 2.1(b) (such Facilities, the “Pre-IPO Facilities”), and (ii) the provision of any access to Pre-IPO Facilities is subject to the terms and conditions of this Agreement, in each case effective as of the commencement of such access and consistent with the intent of the Parties (and their Affiliates) at the time access to the Pre-IPO Facilities commenced.

(b)            Provider Access. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of Section 7.1(a), to the extent reasonably requested in advance by the Provider, the Recipient shall, at its own expense, provide to the Provider reasonable access, on an as-needed basis, to the Recipient’s personnel, equipment and office space, telecommunications and computer systems and any other assets and operations reasonably required for delivery of all or any part of the applicable Services or the provision of access to any Facility.

Section 2.3             Duration of Services and Access to Facilities.

(a)            Subject to Section 6.1, each of Cummins and Filtration shall provide, or cause to be provided, to the respective Recipients each Service or access to each Facility until the expiration of the period set forth next to such Service or Facility on the applicable Schedule or Joinder Agreement (the date of any such Service or Facility access expiration, and as such date may be amended pursuant to Section 2.3(b), the “Service Term”) or, if no such period is provided with respect to a particular Service or Facility on such Schedule, the applicable Service Term shall expire on the twenty-four (24)-month anniversary of the Effective Date, provided that notwithstanding anything in the Schedules, Section 2.3(b) or any Joinder Agreement to the contrary, (i) any Service Term for Pre-IPO Services or Pre-IPO Facilities access commences at the start of the provision of such service or access and then otherwise expires in accordance with the other terms and provisions of this Agreement, (ii) no Service Term shall extend beyond the Disposition Date for any Services or Facilities access required by applicable Law to end as of such date (any Service or Facilities access under this clause (ii), a “Disposition Date Service”) and (iii) no Service Term shall extend beyond earlier of (A) the twenty-four (24)-month anniversary of the date of the Disposition Date, if any, or (B) the thirty (30)-month anniversary of the Effective Date (the earlier of (A) or (B), the “Term”); provided, however, that, to the extent that a Cummins Provider’s ability to provide a Cummins-Provided Service or access to a Cummins-Provided Facility, as the case may be, is dependent on the continuation of either a Filtration-Provided Service or access to a Filtration-Provided Facility, as the case may be, Cummins’ obligation to provide, or cause to be provided, such Cummins-Provided Service or access to such Cummins-Provided Facility shall terminate automatically with the termination of such supporting Filtration-Provided Service or access to such supporting Filtration-Provided Facility; provided, further, that, to the extent that a Filtration Provider’s ability to provide a Filtration-Provided Service or access to a Filtration-Provided Facility, as the case may be, is dependent on the continuation of either a Cummins-Provided Service or access to a Cummins-Provided Facility, as the case may be, Filtration’s obligation to provide, or cause to be provided, such Filtration-Provided Service or access to such Filtration-Provided Facility shall terminate automatically with the termination of such supporting Cummins-Provided Service or access to such supporting Cummins-Provided Facility.

(b)            Subject to Section 2.3(a), to the extent that a Recipient needs a Service or access to a Facility extended beyond the initial Service Term, then the Recipient shall provide at least forty-five (45) days’ written notice thereof prior to the expiration of the initial Service Term to the Provider and the applicable initial Service Term shall be extended once to expire at the date that is the earlier of (i) three (3) months after expiration of the applicable initial Service Term, (ii) the Disposition Date (for any Disposition Date Service) or (iii) the Term, in each case, at the same quality and level of service as governed such Service or access to such Facility immediately prior to the expiration of the initial Service Term; provided, that the Service Charges for any such extended Service or access to such Facility shall be automatically increased by an amount equal to ten percent (10%) of the then-applicable Service Charge for such extended Service Term, regardless of whether such increase would otherwise be restricted by Section 3.1(a) and subject to any additional increase that might be permitted pursuant to Section 3.1(a).

(c)            The Recipient agrees to use its good faith and commercially reasonable efforts to cease using any Services or access to Facilities as soon as reasonably practicable.

Section 2.4             Additional Services and Access to Additional Facilities. If, within four (4) months after the Effective Date, Cummins or Filtration (or the Cummins Transition Manager or Filtration Transition Manager, as applicable) identifies a service that (a) the Cummins Group provided to the Filtration Group prior to the Effective Date that the Filtration Group reasonably needs in order for the Filtration Business to continue to operate in substantially the same manner in which the Filtration Business operated prior to the Effective Date, and such service was not included in Schedule 2.1-1 (other than because the Parties agreed such services shall not be provided), or (b) the Filtration Group provided to the Cummins Group prior to the Effective Date that the Cummins Group reasonably needs in order for the Cummins Group to continue to operate the Cummins Retained Business in substantially the same manner in which the Cummins Retained Business operated prior to the Effective Date, and such service was not included in Schedule 2.1-2 (other than because the Parties agreed such services shall not be provided), and, in each case, the proposed Recipient of such service is unable to reasonably obtain such services from a third party unaffiliated with the Cummins Group or the Filtration Group in a commercially reasonable amount of time, then, in each case, Cummins and Filtration shall negotiate in good faith for a commercially reasonable period, which period shall in any event end no later than six (6) months after the Effective Date unless otherwise agreed by the Parties, but neither Cummins nor Filtration, as a proposed Provider, shall in any event be obligated, to agree to provide, or cause to be provided, such requested services (such additional services, the “Additional Services”). If, within four (4) months after the Effective Date, Cummins or Filtration identifies access to additional facilities that (x) the Cummins Group provided to the Filtration Group prior to the Effective Date that the Filtration Group reasonably needs in order for the Filtration Business to continue to operate in substantially the same manner in which the Filtration Business operated prior to the Effective Date, and such access was not included in Schedule 2.1-1 (other than because the Parties agreed such access shall not be provided), or (y) the Filtration Group provided to the Cummins Group prior to the Effective Date that the Cummins Group reasonably needs in order for the Cummins Retained Business to continue to operate in substantially the same manner in which the Cummins Retained Business operated prior to the Effective Date, and such access was not included in Schedule 2.1-2 (other than because the Parties agreed such access shall not be provided), and, in each case, the proposed Recipient of access to such facilities is unable to reasonably obtain access to a commensurate facility from a third party unaffiliated with the Cummins Group or the Filtration Group in a commercially reasonable amount of time, then, in each case, Cummins and Filtration shall negotiate in good faith for a commercially reasonable period, which period shall in any event end no later than six (6) months after the Effective Date unless otherwise agreed by the Parties, but neither Cummins nor Filtration, as a proposed Provider, shall in any event be obligated, to agree to provide, or cause to be provided, (unless prohibited by applicable Law) such requested access (such additional facilities, the “Additional Facilities”). Unless expressly agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services or access to Additional Facilities (including the termination date with respect to such Additional Services or access to such Additional Facilities, which, for clarity, shall be no later than the end of the Term) and such Additional Services or access to such Additional Facilities shall be deemed Services or access to Facilities, respectively, hereunder, and accordingly, the Party requested to provide such Additional Services or access to such Additional Facilities shall provide, or cause to be provided, such Additional Services or access to such Additional Facilities in accordance with the terms and conditions set forth in this Agreement; provided that the Service Charge for such Additional Services or Additional Facilities shall be determined in accordance with Section 3.1(a).

Section 2.5             Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding any provision of this Agreement to the contrary, including Cummins’ and Filtration’s obligations set forth in Section 2.1, the relevant Providers shall not be obligated to (and neither Cummins nor Filtration shall be obligated to cause any Provider to) provide any Services or access to any Facilities if the provision of such Services or access to such Facilities would violate any Law, code of conduct or Contract to which Cummins, Filtration, any member of their respective Group or any Provider is subject; provided, however, that (a) Cummins and Filtration shall comply with Section 7.2 in obtaining any Consents necessary to provide such Services or access to such Facilities and (b) with respect to such Contract violation for a Contract to which a Provider or a member of the Provider’s Group is party, (i) the relevant Provider shall provide the Recipient with written notice of such restriction on the Provider’s ability to provide the applicable Service or access to a Facility (with reasonable specificity) promptly upon the Provider receiving written notice of such Contract violation and (ii) to the extent such Service or access to a Facility is not required to be provided hereunder as a result of such Contract violation under this clause (b), the Provider shall use commercially reasonable efforts to make available to the Recipient substantially similar Services or access at the Recipient’s expense pending receipt of any applicable Consents, which efforts shall in no event be required beyond the applicable Service Term for the restricted Service or Facilities access and which Service Term may not be extended pursuant to Section 2.3(b) unless the applicable Consent has been received.

Section 2.6             Standard of the Provision of Services or Access to Facilities. The provision of Services and access to Facilities shall be provided in the manner and at a level substantially consistent with that provided by the Providers immediately preceding the Effective Date. All of the Cummins-Provided Services and Cummins-Provided Facilities shall be for the sole use and benefit of the Filtration Group, and all of the Filtration-Provided Services and Filtration-Provided Facilities shall be for the sole use and benefit of the Cummins Group; provided that nothing in this Section 2.6 shall limit a Provider’s access to or use of its own Facilities. Notwithstanding anything herein to the contrary, prior to the Disposition Date, the Services and access to Facilities are to be provided in a manner and at the same quality and level of service as a Provider’s treatment of itself (or its Affiliates or its or their personnel or business) when it is providing such comparable services or access to facilities to itself (or its Affiliates or its or their personnel or business), if any.

Section 2.7             Change in Services or Access to Facilities. A Provider may, from time to time without the consent of the Recipient or any required amendment to the applicable Schedule, reasonably supplement, modify, substitute or otherwise alter the manner in which a Service is performed or access to a Facility is provided; provided that such supplement, modification, substitution or alteration does not (a) materially and adversely affect the quality or availability of such Service or access to such Facility or (b) increase the cost to Recipient of using such Service or accessing such Facility.

Section 2.8             Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality and Personal Data Processing provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

Section 2.9             Access Limitations and Prevention.

(a)            Facilities Access. The Recipients of access to Facilities under this Agreement shall permit only their respective authorized employees, contractors, invitees or licensees designated in a written list delivered from time to time to the Provider to use the Facilities; provided that if a Recipient desires to add any Person to the permitted access list, Recipient must provide at least forty-eight (48) hours’ prior notice to the applicable Provider before such access will be granted. Unless otherwise specified in the applicable Schedules, a Provider has the right to impose reasonable limitations upon Recipient’s access to any Facilities, including that access be provided only during normal business hours, and such access shall in any event be limited to such access that does not, in the applicable Provider’s reasonable discretion, materially disrupt or otherwise impede or impair the conduct of the Provider’s or its Affiliates’ business at such Facility. The Recipients of access to Facilities shall, and shall cause their respective authorized employees, contractors, invitees or licensees granted access to any such Facility to, comply with (i) all Laws applicable to their use or occupation of such Facility, including Environmental Laws and Laws relating to workplace safety matters; (ii) to the extent disclosed to such Recipients, electronically or in writing, applicable site rules, regulations, policies and procedures; and (iii) to the extent disclosed to such Recipients, electronically or in writing, any applicable requirements of any third-party lease governing such Facility. Unless otherwise specified in the applicable Schedules, the applicable Recipient shall (A) not make, and shall cause its employees, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the applicable Provider and (B) maintain commercially appropriate and customary levels (and, in the case of any leased Facilities, in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities such Recipient is provided access to and the activities conducted thereon. The applicable Recipient shall, and shall cause its respective employees, contractors, invitees or licensees to, vacate each Facility at or prior to the applicable Service Term therefor (or such earlier termination permitted by this Agreement) and shall, unless otherwise specified in the applicable Schedules, deliver over to the Provider each Facility in the same repair and condition at that date as such Facility was in on the Closing Date, ordinary wear and tear excepted. The applicable Provider (and/or the landlord, in the case of a third-party lease) shall have reasonable access to the Facilities (or portion thereof occupied by Recipient) for which access is granted to Recipient(s) under this Agreement, from time to time and as reasonably necessary for security and maintenance thereof in accordance with applicable Law, past practice and/or the terms of any third-party lease agreement, as applicable.

(b)            Network Access. To the extent that the performance or receipt of Services or access to Facilities hereunder requires access to a Group’s intranet or other internal systems by the other Group (the “Accessing Group”), the Party whose Group intranet or other internal systems is being accessed shall provide, or cause to be provided, limited access to such systems, subject to policies, procedures and limitations to be determined by such Party. From and after the Effective Date, a Party shall cause its Accessing Group to comply with all security guidelines (including physical security, network access, internet security, confidentiality and Personal Data security guidelines) of the other Party, copies of which shall be made available to the Accessing Group upon reasonable request.

(c)            Viruses. While Services and access to Facilities are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into or in connection with the provision of any Service or access to any Facility. With respect to the provision of any Service or access to any Facility provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into or in connection with the provision of any Service or access to any Facility, then the Parties hereto shall use commercially reasonable efforts to cooperate and to diligently work together and with each Provider providing such Service or access to such Facility to eliminate the effects of the Virus.

(d)            Physical Access. The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services and Facilities to prevent access to the Services and Facilities by unauthorized Persons.

Article III
COSTS AND DISBURSEMENTS

Section 3.1             Costs and Disbursements.

(a)            Service Charges. The Recipient shall pay or cause to be paid to the Party who is the Provider of a Service or access to a Facility a monthly fee for such Service or access to such Facility as set forth therefor in the applicable Schedule, and with respect to an Additional Service or Additional Facility, the monthly fee shall be the Provider’s internal and external costs and expenses of providing such Additional Services or access to such Additional Facilities, or as otherwise negotiated in good faith by the Parties on an arm’s length basis, plus in any case any costs associated with migrating data or otherwise preparing any Additional Services or access to any Additional Facilities to be provided under this Agreement (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that a fee for a Service or access to a Facility not provided or made available hereunder for a full month shall be pro-rated for the portion of such month provided or made available. During the Service Term, the amount of a Service Charge for any Service or access to any Facility shall not increase, except to the extent (i) that there is an increase after the Effective Date in the internal and external costs and expenses actually incurred or allocated by the Provider of such Service or access to such Facility, including as a result of (A) an increase in the amount of such Service or access to such Facility being provided to the Recipient (as compared to the amount of such Service or access to such Facility underlying the determination of a Service Charge), (B) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing such Service or access to such Facility (as compared to the rates or charges underlying a Service Charge), (C) an increase in the payroll or benefits for any personnel used by the Provider in providing such Service or access to such Facility or (D) any increase in costs relating to any changes requested by the Recipient in the nature of such Service or access to such Facility (including relating to newly installed products or equipment or any upgrades to existing products or equipment); provided, that the Recipient shall have received thirty (30) days’ written notice of such increase prior to such increase taking effect, provided, further, however, that to the extent (1) any Service Charge amount is determined by a Provider under this clause (i) through a Provider’s customary annual cost allocation process, then such Service Charge amount may only be increased through such annual cost allocation process once per fiscal year of the applicable Provider and (2) any Service Charge amount for warehousing services is determined under this clause (i) through a Provider’s customary quarterly true-up processes, then such Service Charge amount may only be increased or decreased through such quarterly process if such process indicates a pricing increase or decrease of at least five percent (5%) from the then-current pricing, respectively, except that, in case of either the preceding (1) or (2), any Service Charge may be increased regardless of any such annual cost allocation process or a quarterly true-up process if a Provider’s internal and external costs or expenses for Service or Facilities access provision become commercially unreasonable for continued Service or Facilities access provision absent such Service Charge increase or (ii) with respect to an Additional Service or Additional Facility, as otherwise may be negotiated in good faith by the Parties on an arm’s length basis. At the written request of the Recipient, the Provider of such Service or access to such Facility for which the Service Charge will be increased pursuant to this Section 3.1(a) shall provide supporting documentation to the applicable Recipient in reasonable detail documenting the basis for such increase.

(b)            Invoicing; Payment.

(i)            Generally. As of the Effective Date, the Parties agree to use a form of invoice substantially identical to Exhibit A attached hereto to be issued for the aggregate of periodic Service Charges by each Party or such other form as may be agreed between the Parties to comply with applicable Law. Each of Cummins and Filtration (or their designees), as applicable, shall deliver invoices to the other Party (or its designees) in accordance with the terms hereof, beginning on the tenth (10th) day of the first full month following the Effective Date and on or prior to the tenth (10th) day of each subsequent month for the duration of the Term (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Cummins and Filtration (or their designees), as applicable, shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within sixty (60) days of the date of such invoice; provided that: (i) any Contracts that prescribe other payment terms for any other individual Service or access to a Facility shall continue to govern; and (ii) to the extent consistent with past practice with respect to a Service or access to a Facility provided outside of the United States or as otherwise agreed by the Parties, payments may be required in local currency. If Cummins or Filtration (or their designees), as applicable, fails to pay such amount by such date, then such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services and access to the Facilities that are the subject of the unpaid amount, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(ii)           Pre-IPO Services and Pre-IPO Facilities. The Parties agree to use a form of invoice substantially identical to Exhibit A attached hereto to be issued for the aggregate of periodic Service Charges by each Party or such other form as may be agreed between the Parties to comply with applicable Law for the Pre-IPO Services or access to Pre-IPO Facilities. Each of Cummins and Filtration (or their designees), as applicable, shall deliver invoices to the other Party (or its designees) in accordance with the terms hereof, ultimately on the tenth (10th) day of the first full month following the month in which the Pre-IPO Services were rendered or access to Pre-IPO Facilities provided (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Cummins and Filtration (or their designees), as applicable, shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within sixty (60) days of the date of such invoice; provided that (i) any Contracts that prescribe other payment terms for any other individual Service or access to a Facility shall continue to govern; and (ii) to the extent consistent with past practice with respect to a Service or access to a Facility provided outside of the United States, payments may be required in local currency. If Cummins or Filtration (or their designees), as applicable, fails to pay such amount by such date, then such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services and access to the Facilities that are the subject of the unpaid amount, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)            Taxes; Tax Indemnity.

(i)            All sums payable under this Agreement or any Local Service Agreement are exclusive of any amount in respect of VAT. If any action of a Provider under this Agreement constitutes, for VAT purposes, the making of a supply to the Recipient (or a member of the Recipient’s Group) and VAT is or becomes chargeable on that supply, the Recipient shall pay to the Provider, in addition to any amounts otherwise payable under this Agreement by the Recipient, a sum equal to the amount of the VAT chargeable on that supply against delivery to the Recipient of a valid VAT invoice issued in accordance with the laws and regulations of the applicable jurisdiction.

(ii)           Without duplication of amounts covered by Section 3.1(c)(i), the Recipient shall be responsible for all VAT, sales, goods and services, use, gross receipts, transfer, consumption and other similar Taxes, together with interest, penalties and additions thereto (collectively, but excluding Taxes imposed on net income, profits and gains and franchise Taxes, “Service Taxes”), imposed by applicable Taxing Authorities attributable to the provision of Services or Facilities access to Recipient (or such member the Recipient’s Group) or any payment hereunder. If the Provider or any member of the Provider’s Group is required to pay any part of such Service Taxes, the Provider (or the applicable member of the Provider’s Group) shall provide the Recipient with evidence that such Service Taxes have been paid, and the Recipient (or the applicable member of the Recipient’s Group) shall reimburse the Provider (or such member of the Provider’s Group) for such Service Taxes. The Provider (or the applicable member of the Provider’s Group) shall, upon the reasonable request of the Recipient, promptly revise any invoice to the extent such invoice was erroneously itemized or categorized. Each Party shall, and shall cause the applicable members of its Group to, use commercially reasonable efforts to (i) minimize the amount of any Service Taxes imposed on the provision of Services or Facilities access hereunder, including by availing itself of any available exemptions from or reductions to any such Service Taxes, and (ii) cooperate with the other Party in providing any information or documentation that may be reasonably necessary to minimize such Service Taxes or obtain such exemptions or reductions.

(iii)          If applicable Law requires that an amount in respect of any Taxes be withheld from any Service Charges payable pursuant to Section 3.1(a), the Recipient shall promptly notify the Provider of such required withholding and the Recipient shall withhold (or cause to be withheld) such Taxes and pay (or cause to be paid) such withheld amounts over to the applicable Taxing Authority in accordance with the requirements of the applicable Law and provide the Provider with an official receipt confirming such payment (where it is common practice for the applicable Taxing Authority to provide such a receipt). No Party shall be required to “gross up” any amounts invoiced hereunder to account, or otherwise compensate, for any Taxes that are required to be withheld under applicable Law. The Parties shall use commercially reasonable efforts to (A) cooperate to determine whether any such withholding applies to the Services, and if so, (B) minimize applicable withholding Taxes. Each Party shall, and shall cause the applicable members of its Group to, provide the other Party and the applicable members of its Group with any reasonable cooperation or assistance as may be necessary to enable the other Party and such members of its Group to claim exemption from, or a reduction in the rate of, any withholding Taxes.

(iv)          Where a Party or any member of its Group is required by this Agreement to reimburse or indemnify the other Party or any member of its Group for any cost or expense, the reimbursing or indemnifying Party (or the applicable member of its Group) shall reimburse or indemnify the other Party (or the applicable member of its Group) for the full amount of the cost or expense, inclusive of any amounts in respect of VAT imposed on that amount to the extent properly reflected on a valid invoice.

(v)           Notwithstanding anything herein or in the Tax Matters Agreement to the contrary, if a Cummins Provider becomes liable for Taxes related to the Filtration Group or the Filtration Business for any taxable period beginning before, on or after the Effective Date as a result of or attributable to Services or Facilities access provided under or contemplated by this Agreement or any Local Service Agreement, Filtration shall indemnify and hold harmless Cummins, or such Cummins Provider, for such Taxes and any and all costs related to processing and defending any claim for such Taxes by the applicable Taxing Authority.

Section 3.2             No Right to Set-Off. Each of Cummins or Filtration, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement, on account of any obligation owed by the other Party to Cummins or Filtration, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated by a court of competent jurisdiction, settled or otherwise agreed upon by the Parties in writing; provided, however, that Cummins or Filtration, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated by a court of competent jurisdiction that is not subject to further appeal, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

Article IV
WARRANTIES AND COMPLIANCE

Section 4.1             Disclaimer of Warranties. Except as expressly set forth in this Agreement, the Parties acknowledge and agree that: (a) the Services and Facilities are provided as-is, where-is and with all faults; (b) the Recipients assume all risks and Liability arising from or relating to their use of and reliance upon the Services and the Facilities; and (c) each Party and its respective Group and Providers makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY AND ITS RESPECTIVE GROUP AND PROVIDERS HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, OR MERCHANTABILITY OR FITNESS OF THE SERVICES OR FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.2             Compliance with Laws and Regulations. Each Party and its respective Group shall be responsible for its own compliance with any and all Laws applicable to its receipt or performance of Services or access to Facilities under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE SERVICES OR ACCESS TO FACILITIES THAT COULD BE CONSTRUED TO REQUIRE ANY PROVIDER TO DELIVER SERVICES OR ACCESS TO FACILITIES HEREUNDER IN SUCH A MANNER AS TO ALLOW ANY RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT OR ANY MEMBER OF ITS GROUP.

Article V
LIABILITY AND INDEMNIFICATION

Section 5.1             Limitation of Liability. Except (x) with respect to claims of Fraud by a Party, or (y) with respect to a Recipient, for the Service Charge, fee, Tax (including Service Taxes and VAT), cost and expense and other obligations of any Recipient expressly set forth in this Agreement, including pursuant to Section 3.1, the maximum Liability of a Party (including any liability for the acts and omissions of its Affiliates, representatives, subcontractors or its or their respective directors, officers, employees, Affiliates, agents or representatives) to, and the sole monetary remedy of, the other Party (and its Affiliates, representatives, subcontractors or its or their respective directors, officers, employees, Affiliates, agents or representatives) for matters arising out of this Agreement (including any Local Services Agreement), whether in contract, tort (including negligence or strict liability) or otherwise, shall not, with respect to any matters arising from Services or Facility access for which the Party or one of its Group members is a Provider in the same Service Category, exceed (a) the applicable Initial Service Category Cap during the first twelve (12) months after the Effective Date if the first instance of the applicable act or omission resulting in the applicable Liabilities attributable to such Service or Facility access occurs in such period and (b) from and after the date that is twelve (12) months after the Effective Date, the amount of the aggregate Service Charges actually paid for Services or Facility access to such Party or one of its Group members as Providers pursuant to this Agreement in the twelve (12) month period preceding the first instance of the applicable act or omission resulting in the applicable Liabilities attributable to such Service or Facility access for Services or Facility access in the same Service Category as such Service or Facility access (the preceding (a) and (b), as applicable, the “Rolling Liability Cap”); provided, however, that for purposes of calculating whether any applicable Rolling Liability Cap has been reached, a Party’s prior Liabilities incurred under this Agreement with respect to Services or Facility Access in the same Service Category shall be cumulative and included in any calculation of any Rolling Liability Cap regardless of whether incurred before the applicable twelve (12) month period for an applicable Rolling Liability Cap.

Section 5.2             Indemnification. From and after the Effective Date, subject to the terms and conditions of this Agreement,

(a)            Cummins agrees to indemnify, defend and hold harmless the Filtration Indemnitees from and against any and all Indemnifiable Losses of the Filtration Indemnitees resulting from or otherwise relating to a Third Party Claim involving gross negligence or willful misconduct by any or all of the Cummins Group in the performance of their respective obligations under this Agreement; and

(b)           Filtration agrees to indemnify, defend and hold harmless the Cummins Indemnitees from and against any and all Indemnifiable Losses of the Cummins Indemnitees resulting from or otherwise relating to a Third Party Claim involving gross negligence or willful misconduct by any or all of the Filtration Group in the performance of their respective obligations under this Agreement.

Section 5.3             Consequential and Other Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (AND EACH PARTY AND ITS AFFILIATES HEREBY WAIVES ANY CLAIM TO) ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND OR ANY DAMAGES ARISING FROM BUSINESS INTERRUPTION LOSSES, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF GOODWILL AND DIMINUTION IN VALUE, IN EACH CASE UNDER THIS SECTION 5.3, WHETHER CAUSED BY BREACH OF THIS AGREEMENT OR OTHERWISE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

Section 5.4             Procedures. Sections 5.4(a) through (d) and 5.6 through 5.9 of the Separation Agreement shall apply to this Agreement mutatis mutandis and shall govern any and all Liabilities or indemnification (including any Indemnifiable Losses) under or in connection with this Agreement, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under or in connection with this Agreement.

Section 5.5             Exclusive Remedy. Except with respect to claims of Fraud by a Party acting as a Provider, this Article V shall be the sole and exclusive remedy of a Recipient Indemnitee for any monetary or compensatory damages or losses, including any Indemnifiable Losses, arising from this Agreement and each Recipient Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have other than pursuant to this Article V.

Article VI
TERMINATION

Section 6.1             Termination.

(a)            Termination by Cummins. Notwithstanding Section 2.3, this Agreement may be terminated at any time by Cummins: (i) if Filtration, any Filtration Provider or any member of the Filtration Group is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days following written notice from Cummins or the Cummins Transition Manager of such breach; (ii) immediately following written notice from Cummins or the Cummins Transition Manager, with respect to any Cummins-Provided Service or access to any Cummins-Provided Facility, if the continued performance of such Cummins-Provided Service or the continued provision of access to such Cummins-Provided Facility would be a violation of any Law; or (iii) immediately upon an Acquisition of Filtration, except, and only to the extent, otherwise agreed to in writing by Cummins. In the event that this Agreement is terminated by Cummins other than at the end of a month, the Service Charges for the month in which such termination occurs shall be pro-rated appropriately.

(b)           Termination by Filtration. Notwithstanding Section 2.3, this Agreement may be terminated at any time by Filtration: (i) if Cummins, any Cummins Provider or any member of the Cummins Group is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days following written notice from Filtration or the Filtration Transition Manager of such breach; or (ii) immediately following written notice from Filtration or the Filtration Transition Manager, with respect to any Filtration-Provided Service or access to any Filtration-Provided Facility, if the continued performance of such Filtration-Provided Service or the continued provision of access to such Filtration-Provided Facility would be a violation of any Law. In the event that this Agreement is terminated by Filtration other than at the end of a month, the Service Charges for the month in which such termination occurs shall be pro-rated appropriately.

(c)            Termination of a Particular Service or Access. Without prejudice to the rights of any Party with respect to a Force Majeure: (i) a Recipient may terminate this Agreement at any time with respect to any particular Service or access to any particular Facility, in whole (with respect to such particular Service or access to such particular Facility) but not in part: (A) for any reason or no reason following at least thirty (30) days’ prior written notice to the Filtration Transition Manager, if Filtration is the Provider, or the Cummins Transition Manager, if Cummins is the Provider, of such termination (unless a longer notice period is specified in the applicable Schedule or in a third-party Contract to provide such Service or access to such Facility); (B) if the Provider of such Service or access to such Facility has failed to perform any of its material obligations under this Agreement with respect to such Service or access to such Facility, and such failure shall continue uncured for a period of thirty (30) days or more following receipt by the Filtration Transition Manager, if Filtration is the Provider, or the Cummins Transition Manager, if Cummins is the Provider, of written notice of such failure from the Cummins Transition Manager, if Cummins is the Recipient, or the Filtration Transition Manager, if Filtration is the Recipient; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement at any time with respect to a particular Service or access to a particular Facility, in whole (with respect to such particular Service or access to such particular Facility) but not in part, (A) if the Recipient of such Service or access to such Facility has failed to perform any of its material obligations under this Agreement with respect to such Service or access to such Facility, and such failure shall continue uncured for a period of thirty (30) days or more following receipt by the Filtration Transition Manager, if Filtration is the Recipient, or the Cummins Transition Manager, if Cummins is the Recipient, of written notice of such failure from the Cummins Transition Manager, if Cummins is the Provider, or the Filtration Transition Manager, if Filtration is the Provider, or (B) if Cummins is the Provider, following ninety (90) days’ prior written notice to the Filtration Transition Manager if Cummins is ceasing the provision of such comparable services or access to itself and the other members of the Cummins Group, provided, however, regardless of the foregoing under this clause (B), in the event the related Service or Facility access is a Critical Filtration Service, such ninety (90) day prior notice period will be extended to one hundred and fifty (150) days’ and the Parties will negotiate in good faith to determine any appropriate Service Charge adjustments for any increased costs to the Filtration Group resulting from a replacement Service or Facility access for any applicable remaining Service Term. The relevant Schedule shall be updated to reflect any terminated Service or access to a Facility without otherwise amending or altering the validity of this Agreement. In the event that the effective date of the termination of any Service or access to a Facility is a day other than at the end of a month, the Service Charge associated with such Service or access to such Facility shall be pro-rated appropriately.

(d)           Service or Access Reduction. A Recipient may at any time and from time to time request a reduction in part of the scope or amount of any Service or access to any Facility. If requested to do so by the Filtration Transition Manager, if Filtration is the Recipient, or the Cummins Transition Manager, if Cummins is the Recipient, the other Party, acting through the Cummins Transition Manager or the Filtration Transition Manager, as applicable, shall discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors, including the costs and benefits to the Provider of any such reductions. The relevant Schedule shall be updated to reflect any reduced Service or access to a Facility agreed to in writing by the Parties. In the event that any Service or access to a Facility is so reduced other than at the end of a month, the Service Charge associated with such Service or access to such Facility for the month in which such Service or access to such Facility is reduced shall be pro-rated appropriately.

(e)            Termination for Absence of Consent. To the extent that a Recipient is not in compliance with Section 7.1(b) and such non-compliance remains uncured for a period of ten (10) days, the Provider may thereupon terminate the provision of any Service or access to any Facility provided under such third-party Contract.

Section 6.2             Effect of Termination.

(a)            No Further Performance Obligations. Upon termination of any Service or access to any Facility pursuant to this Agreement, neither the Provider of such Service or access to such Facility nor any member of its Group shall have any further obligation to provide such Service or access to such Facility, and Cummins or Filtration, as applicable, shall have no obligation to pay any Service Charges relating to such Service or access to such Facility; provided that Cummins or Filtration, as applicable, shall remain obligated to the other Party for the Service Charges owed and payable in respect of the provision of such Service or access to such Facility prior to the effective date of such termination. In connection with the termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such Service or access to such Facility shall survive any such termination.

(b)           Unpaid Service Charges. In connection with a termination of this Agreement, Section 3.1(c), Article IV, Article V, this Section 6.2, Article VIII, and each Recipient’s Liability for all due and unpaid Service Charges shall continue to survive indefinitely or, in the case of unpaid Service Charges, until paid in full.

Section 6.3             Force Majeure.

(a)            Permitted Nonperformance. No Party nor any Person acting on its behalf shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, in each instance, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service or providing access to a Facility after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior to the Force Majeure; and (iii) the Provider shall have been similarly prevented, frustrated, hindered or delayed in providing the same or substantially similar services or access to facilities, if any, to itself or its Affiliates due to such Force Majeure to the extent such Force Majeure affects Provider’s provision of such services or access to itself or its Affiliates, if any. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give written notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if the Provider is the Party so prevented, then the Recipient shall not be obligated to pay the Service Charge for the provision of a Service or access to a Facility to the extent and for so long as such Service or Facility is not made available to the Recipient hereunder as a result of such Force Majeure.

(b)           Alternative Services. In the event of a Force Majeure that continues for a period of more than fifteen (15) consecutive days, the Recipient with respect to the affected Service or Facility shall be entitled (i) to seek an alternative service provider or facility at its own cost to perform such Service or provide access to a commensurate facility during the pendency of the Force Majeure, and (ii) following the conclusion of such Force Majeure, to permanently terminate the Provider’s obligation to provide the affected Service or access to the affected Facility. In such event, the Recipient shall be relieved of the obligation to pay Service Charges for the provision of such Service or access to such Facility throughout the duration of such Force Majeure and, in the event of a permanent termination of the Provider’s obligation to provide such Service or access to such Facility, at any time thereafter.

Article VII
MANAGEMENT AND CONTROL

Section 7.1             Cooperation.

(a)            Cooperation Among the Parties. During the Term, each Party shall, and shall cause each member of its Group to, use commercially reasonable efforts to cooperate with the relevant Provider with respect to such Provider’s provision of Services and access to Facilities and responding to such Provider’s reasonable requests for information related to the functionality or operation of the Services and Facilities. Neither Party nor any member of its Group shall knowingly take any action which would substantially interfere with or substantially increase the cost of the other Party to provide or cause to be provided any of the Services or access to the Facilities. Without limiting the foregoing, each Party shall provide or cause a member of its Group to provide the relevant Provider with reasonable access, during reasonable business hours, to (i) records related to the provision of the Services and access to the Facilities, and (ii) the relevant Party’s personnel and facilities for the purpose of training and consultation with respect to the Services and access to the Facilities.

(b)           Third-Party Contracts. If a Party or a member of its Group has entered into any third-party Contract in connection with the provision of any Service or access to any Facility, the Recipient of such Service or access to such Facility shall comply with the terms of such Contract to the extent the Recipient or the Filtration Transition Manager, if Filtration is the Recipient, or the Cummins Transition Manager, if Cummins is the Recipient, has been informed of such terms.

Section 7.2             Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third-party Consents necessary or advisable (a) to allow the relevant Provider to provide any Service or access to any Facility and (b) for the Provider not be in violation of any Contract or Law such that the relevant Provider would be prohibited from providing any Service or access to any Facility (such Consents, the “Required Consents”), including by facilitating the Recipient’s communication with the applicable third-party provider, if any, party to the applicable Contract for such Service or access to such Facility to the extent such communication is commercially reasonable; provided, however, that (i) the costs of obtaining all Required Consents shall be paid by the Recipient of such Service and access to such Facility and (ii) in no event shall the Provider of such Services or access to such Facilities be required to pay any money or other consideration (unless the applicable Recipient agrees to reimburse such Provider therefor), or to grant any material accommodation to any third-party Person (including any material amendment to any Contract), or to initiate any action or proceeding against any third-party Person, in order to obtain any Required Consent pursuant to this Section 7.2. Each Party shall provide written evidence of receipt of the Required Consents to the other Party upon such other Party’s request. Each Party shall not knowingly enter into a Contract that would prohibit the provision of a Service or access to Facilities, which Service or access to a Facility has a Service Term of at least twelve (12) months at the time such Contract is entered into, provided that a Provider’s obligations in the event such Contract is entered into shall be subject to Section 2.5.

Section 7.3             Primary Points of Contact for Agreement.

(a)            Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)            The individual appointed by Filtration as the primary point of operational contact pursuant to this Section 7.3(a)(i) (the “Filtration Transition Manager”) shall have overall responsibility for coordinating, on behalf of Filtration, all activities undertaken by Filtration and its Providers, Recipients, Affiliates and representatives hereunder, including (A) the performance of Filtration’s obligations hereunder, (B) the coordinating of the provision of the Filtration-Provided Services and access to the Filtration-Provided Facilities with Cummins, (C) serving as the day-to-day contact for the Cummins Transition Manager, and (D) making available to Cummins the data, facilities, resources and other support services from Filtration required for the Cummins Providers to be able to provide the Cummins-Provided Services and access to the Cummins-Provided Facilities in accordance with the requirements of this Agreement. Filtration may change the Filtration Transition Manager from time to time upon written notice to Cummins. Filtration shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii)           The individual appointed by Cummins as the primary point of operational contact pursuant to this Section 7.3(a)(ii) (the “Cummins Transition Manager”) shall have overall operational responsibility for coordinating, on behalf of Cummins, all activities undertaken by Cummins and its Providers, Recipients, Affiliates and representatives hereunder, including (A) the performance of Cummins’ obligations hereunder, (B) the coordinating of the provision of the Cummins-Provided Services and access to the Cummins-Provided Facilities with Filtration, (C) serving as the day-to-day contact for the Filtration Transition Manager, and (D) making available to Filtration the data, facilities, resources and other support services from Cummins required for the Filtration Providers to be able to provide the Filtration-Provided Services and access to the Filtration-Provided Facilities in accordance with the requirements of this Agreement. Cummins may change the Cummins Transition Manager from time to time upon written notice to Filtration. Cummins shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(b)           Review Meetings. The Cummins Transition Manager and the Filtration Transition Manager shall meet either in-person at a mutually acceptable location or via telephone or video conference at least monthly to review Cummins’ and Filtration’s provision of the Services and access to the Facilities as required under this Agreement.

Section 7.4             Steering Committee.

(a)            Size and Composition. Cummins shall appoint three (3) members of its management staff, and Filtration shall appoint three (3) members of its management staff to serve on a transition steering committee (the “Steering Committee”). Either Party may change its Steering Committee members from time to time upon written notice to the other Party; provided, however, that the Cummins Transition Manager and the Filtration Transition Manager shall at all times remain as members of the Steering Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for the Providers to better provide, and for the Recipients to better utilize, the Services and access to the Facilities.

(b)           Responsibilities. The Steering Committee’s responsibilities include:

(i)            generally overseeing the performance of each Party’s obligations under this Agreement; and

(ii)           making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services and access to the Facilities.

(c)            Review Meetings. The Steering Committee shall meet either in-person at a mutually acceptable location or via telephone or video conference at least monthly to review Cummins’ and Filtration’s provision of the Services and access to the Facilities as required under this Agreement.

Section 7.5             Personnel.

(a)            Access. The Provider of any Service or access to any Facility shall make available to the Recipient of such Service or access to such Facility such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b)           Responsibility. The Provider of any Service or access to any Facility shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment or engagement of persons employed or engaged by such Provider. In performing their respective duties hereunder, all such employees and independent contractors of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment, engagement (including termination of employment or engagement), assignment and compensation of such employees and independent contractors.

Section 7.6             No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party or any of its Affiliates acting as an agent of another unaffiliated Person in the conduct of such other Person’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as an agent of the Recipient or its Affiliates in performing such Service or providing access to such Facility.

Section 7.7             Data Processing. The provisions of Section 6.8 of the Separation Agreement shall govern the Processing of Personal Data in connection with the provision of Services or access to Facilities hereunder.

Article VIII
MISCELLANEOUS

Section 8.1             Treatment of Confidential Information. The provisions of Section 6.5 of the Separation Agreement shall govern the treatment of Confidential Information that is accessed or received in connection with the provision of Services or access to Facilities hereunder.

Section 8.2             Local Service Agreements; Joinder Agreements.

(a)            Prior to, at or after the Effective Date, the Parties or their Affiliates have entered into or may enter into service agreements (any such agreements, “Local Service Agreements”) between or among members of the Cummins Group, on the one hand, and members of the Filtration Group, on the other hand, with respect to certain territories or jurisdictions, including as set forth on Schedule 8.2(a), in such forms as the Parties have agreed or may agree. From and after the Effective Date, the Parties shall reasonably cooperate to enter into such Local Service Agreements to the extent required by applicable Law. Neither a Party nor any of its Affiliates shall agree to any modifications to the application of this Agreement to a Local Service Agreement, unless such modifications are necessary to comply with the legal and regulatory requirements of the relevant jurisdiction.

(b)            Each Party shall cause their respective Subsidiaries who are to provide or receive Services, or who have provided or received Pre-IPO Services, to become a party to this Agreement and adopt this Agreement with the same force and effect as if it were originally a party hereto by executing a Joinder Agreement substantially in the form attached as Exhibit B hereto (each, a “Joinder Agreement”), including those Subsidiaries set forth on Schedule 8.2(b), other than any Subsidiaries that execute or have executed a Local Services Agreement in lieu of such Joinder Agreement.  From and after the Effective Date, the Parties shall reasonably cooperate to deliver such executed Joinder Agreements. Each such Joinder Agreement executed pursuant to this Section 8.2(b) shall be deemed part of this Agreement as of the date of such Joinder Agreement.

Section 8.3             Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto and any Local Service Agreements or Joinder Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter, including any previous intercompany service level agreement, partnership agreement or similar commitment, course of dealing or writing. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to applicable Law, in the event of any inconsistency between this Agreement and any Local Service Agreement (including to the extent this Agreement applies to the Local Service Agreement), this Agreement shall prevail. In the event of any conflict between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall control.

Section 8.4             Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 8.5             Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic mail with receipt confirmed to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6 or as otherwise specified in a Joinder Agreement):

To Cummins:

Cummins Inc.

500 Jackson Street,

Box 3005

Columbus, Indiana 47202-3005

Attn: General Counsel

Facsimile: ****************

Email: ****************

To Filtration:

Atmus Filtration Technologies Inc.

26 Century Boulevard

Nashville, Tennessee 37214

Attn: General Counsel

Facsimile: ****************

Email: ****************

Section 8.6             Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). For this purpose, a Party may provide its written consent in the form of an email that expressly sets forth such consent and is delivered by the General Counsel of the Party giving such consent to the General Counsel of the Party requesting such consent.

Section 8.7             No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.8             Amendment. Except with respect to the execution of any Joinder Agreement, or the amendment, supplementation or modification thereof in accordance with the terms and provisions of such Joinder Agreement, no provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each Party.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

Section 8.9             Assignment. The provisions of Section 10.8 of the Separation Agreement shall be the assignment provisions with respect to this Agreement.

Section 8.10           Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.11           Payment Terms. Without the written consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made under this Agreement shall be made in United States Dollars. Except as expressly provided herein, any amount which is not expressed in United States Dollars shall be converted into United States Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than United States Dollars, the amount of such payment shall be converted into United States Dollars on the date on which notice of the claim is given to the Indemnifying Party.

Section 8.12           Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein or in any Joinder Agreement to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.13           Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 8.14           Attorney-in-Fact. Each Subsidiary of Cummins that executes a Joinder Agreement designates and appoints Cummins as such party’s agent and attorney-in-fact with full power and authority to act for and on behalf of such party in the absolute discretion of Cummins, and each Subsidiary of Filtration that executes a Joinder Agreement designates and appoints Filtration as such party’s agent and attorney-in-fact with full power and authority to act for and on behalf of such party in the absolute discretion of Filtration, in each case with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, modification or termination of this Agreement and any waiver of any claim or right arising out of this Agreement, agreeing on the Service Charges from time to time and any adjustments thereto, and, in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.14. In addition, the Parties agree that:

(a)            this appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Subsidiary that is a party or by operation of Law or by the occurrence of any other event. Each Subsidiary of Cummins that is a party to a Joinder Agreement hereby consents to the taking of any and all actions and the making of all decisions required or permitted to be taken or made by Cummins pursuant to this Section 8.14, and each Subsidiary of Filtration that is a party to a Joinder Agreement hereby consents to the taking of any and all actions and the making of all decisions required or permitted to be taken or made by Filtration pursuant to this Section 8.14. Each Subsidiary of Cummins that is a party to a Joinder Agreement agrees that Cummins shall have no obligation or Liability to any Person for any action taken or omitted by Cummins in good faith, and each Subsidiary of Filtration that is a party to a Joinder Agreement agrees that Filtration shall have no obligation or Liability to any Person for any action taken or omitted by Filtration in good faith; and

(b)            Cummins shall be entitled to rely upon any document or other paper delivered by Filtration as being authorized by each Subsidiary of Filtration that is a party to a Joinder Agreement, and Filtration shall be entitled to rely upon any document or other paper delivered by Cummins as being authorized by each Subsidiary of Cummins that is a party to a Joinder Agreement.

Section 8.15           Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.16           Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.17           Governing Law. The provisions of Section 10.16 of the Separation Agreement shall determine the governing law with respect to this Agreement.

Section 8.18           Submission to Jurisdiction. The provisions of Section 10.17 of the Separation Agreement shall be the submission to jurisdiction with respect to this Agreement.

Section 8.19           Waiver of Jury Trial. The provisions of Section 10.18 of the Separation Agreement shall be the waiver of jury trial provisions with respect to this Agreement.

Section 8.20           Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.

Section 8.21           Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.22           Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CUMMINS INC.

By:	/s/ Jeff Wiltrout
Name:	Jeff Wiltrout
Title:	Vice President, Corporate Strategy

ATMUS FILTRATION TECHNOLOGIES INC.

By:	/s/ Rakesh Gangwani
Name:	Rakesh Gangwani
Title:	VP, Strategy and Business Development